Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2020 Results

-

Reported First Quarter 2020 Operating Income of $77.4 million and Net Income of $72.1 million compared to Operating Income of $7.6 million and Net Income of $0.2 million for the First Quarter 2019. During the First Quarter 2020, CrossAmerica recorded a gain on sale totaling $70.9 million, primarily driven by the sale of its 17.5% investment in CST Fuel Supply as part of its exchange transaction with Circle K

-

Generated First Quarter 2020 Adjusted EBITDA of $25.3 million and Distributable Cash Flow of $20.4 million compared to First Quarter 2019 Adjusted EBITDA of $21.4 million and Distributable Cash Flow of $13.3 million

-	Reported First Quarter 2020 Gross Profit for the Wholesale Segment of $35.1 million compared to $29.0 million of Gross Profit for the First Quarter 2019
-	Distributed 220.6 million wholesale fuel gallons during the First Quarter 2020 at an average wholesale fuel margin per gallon of 9.0 cents
-

The Distribution Coverage Ratio for the current quarter was 1.08 times compared to 0.73 times for the comparable period of 2019. The Distribution Coverage Ratio was 1.19 times for the trailing twelve months ended March 31, 2020, as compared to 1.03 times for the trailing twelve months ended March 31, 2019

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2020
-	The Partnership is withdrawing its full-year 2020 guidance in light of the current COVID-19 crisis

Allentown, PA May 6, 2020 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2020.

“In spite of the COVID-19 pandemic, we closed on acquisitions involving over 550 sites during the quarter and subsequent to the quarter end. Our ability to execute on these transactions in this challenging environment is a testament to the character and resolve of our greatest organizational asset – our people.  The completed acquisitions strengthen the Partnership both operationally and financially and will benefit the Partnership in the quarters and years to come,” said Charles Nifong, CEO and President of CrossAmerica.  “Our quarterly financial results, notwithstanding the COVID-19 impact in the quarter, demonstrate our initiatives to improve the business are making a difference. Obviously, the COVID-19 pandemic has dramatically changed the economic environment across the country in the weeks since the quarter end.  As a result of this unprecedented event, we are withdrawing our previously provided earning guidance at this time. Although the ultimate impact of the COVID-19 pandemic is unknowable currently, we believe the Partnership is well positioned to weather these challenging times.”

First Quarter Results

Consolidated Results

Operating income was $77.4 million for the first quarter 2020 compared to $7.6 million achieved in the first quarter 2019. Net income was $72.1 million or $2.00 per diluted common unit for the first quarter 2020, compared to Net income of $0.2 million or $0.00 per diluted common unit for the same period in 2019. Adjusted EBITDA was $25.3 million for the first quarter 2020 compared to $21.4 million for the same period in 2019, representing an increase of 18%. In the first quarter 2020, CrossAmerica recorded a $70.9 million gain on sale that was primarily driven by the sale of CrossAmerica’s 17.5% investment in CST Fuel Supply as part of its exchange transaction with Circle K. This was a significant driver for the increase in both Operating income and Net income. The increase in Adjusted EBITDA was primarily driven by the Wholesale Segment and a 30% decline in overall operating expenses.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the first quarter 2020, CrossAmerica’s Wholesale segment generated $35.1 million in gross profit compared to $29.0 million in gross profit for the first quarter 2019, representing an increase of 21%. The Partnership distributed, on a wholesale basis, 220.6 million gallons of motor fuel at an average wholesale gross profit of $0.090 per gallon, resulting in motor fuel gross profit of $19.9 million. For the three-month period ended March 31, 2019, CrossAmerica distributed, on a wholesale basis, 231.2 million gallons of fuel at an average wholesale gross profit of $0.064 per gallon, resulting in motor fuel gross profit of $14.8 million. The 35% increase in motor fuel gross profit was primarily due to a 41% increase in fuel margin per gallon. The main driver of the increase was dealer tank wagon (DTW) margins resulting from the decrease in crude oil prices from January 1, 2020 to March 31, 2020. This was partially offset by a decline of 5% in volume primarily driven by the COVID-19 Pandemic. The volume decline was partially offset by volume generated by the asset exchanges with Circle K.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the first quarter 2020 was $45.34 per barrel, a 17% decrease, as compared to the average daily spot price of $54.82 per barrel during the same period in 2019.

CrossAmerica’s gross profit from Rent for the Wholesale segment was $14.1 million for the first quarter 2020 compared to $13.6 million for the first quarter 2019, representing an increase of 4%. The increase in Rent was primarily driven by the closed asset exchange transactions with Circle K and the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019.

Operating expenses increased $1.0 million or 12% primarily as a result of a general increase in operating expenses driven by the increase in the number of controlled sites due particularly to the asset exchanges with Circle K and the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019.

Adjusted EBITDA for the Wholesale segment was $29.3 million for the first quarter 2020 compared to $24.3 million for the same period in 2019. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Retail Segment

For the first quarter 2020, the Retail Segment reported motor fuel gross profit of $0.4 million. For the same period in 2019, CrossAmerica generated motor fuel gross profit of $1.5 million. The $1.1 million decrease in motor fuel gross profit is attributable to a 34% decrease in volume driven by the divestiture of 17 company operated sites in May 2019 in connection with the first tranche of the asset exchange with Circle K and the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019. As a result, the lower retail fuel margins in CrossAmerica’s commission agent business comprised a larger percentage of the overall retail fuel margins in 2020 as compared to 2019.

With the conversion of the 46 company operated sites to dealer operated sites that occurred in the third quarter 2019, the Partnership did not generate gross profits from merchandise and services during the first quarter 2020. CrossAmerica generated $4.9 million in gross profit from merchandise and services during the first quarter 2019. Gross profit from Rent for the Retail segment was $1.6 million for the first quarter 2020 compared to $1.4 million for the same period in 2019, reflecting an increase of 18%. The increase was primarily as a result of incremental rent margin generated by the Partnership’s Alabama sites as a result of dispenser upgrades and rebranding of the sites.

Operating expenses declined $5.6 million or 77% due primarily to the divestiture of 17 company operated sites in May 2019 in connection with the first tranche of the asset exchange with Circle K and the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019.

Adjusted EBITDA for the Retail segment was $0.4 million for the first quarter 2020 compared to $0.6 million for the first quarter 2019.

The decline in gross profit and Adjusted EBITDA were primarily due to the divestitures and conversions noted above (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $20.4 million for the three-month period ended March 31, 2020, compared to $13.3 million for the same period in 2019. The increase in Distributable Cash Flow was primarily due to the increase in Adjusted EBITDA in the Wholesale Segment, an overall reduction in operating expenses and decreases in cash interest and current tax expense. The Distribution Coverage Ratio for the current quarter was 1.08 times compared to 0.73 times for the first quarter 2019. The Distribution Coverage Ratio was 1.19 times for the trailing twelve months ended March 31, 2020, as compared to 1.03 times for the trailing twelve months ended March 31, 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of May 1, 2020, after taking into consideration debt covenant restrictions, approximately $152.6 million was available for future borrowings under the Partnership’s revolving credit facility, an increase of $60.7 million in availability compared to December 31, 2019. As of March 31, 2020, CrossAmerica had $511.5 million on its revolving credit facility. Leverage, as defined under CrossAmerica’s credit facility, was 4.19 times as of March 31, 2020, compared to 4.70 times as of December 31, 2019.

On March 26, 2020, CrossAmerica entered into an interest rate swap contract to hedge against interest rate volatility on its variable rate borrowings under the credit facility. The interest payments on CrossAmerica’s credit facility vary based on monthly changes in the one-month LIBOR and changes, if any, in the applicable margin, which is based on the Partnership’s leverage ratio as further discussed in CrossAmerica’s filings with the Securities and Exchange Commission (SEC). The interest rate swap contract has a notional amount of $150 million, a fixed rate of 0.495% and matures on April 1, 2024. This interest rate swap contract has been designated as a cash flow hedge and is expected to be highly effective.

On April 15, 2020, CrossAmerica entered into two additional interest rate swap contracts, each with notional amounts of $75 million, a fixed rate of 0.38% and that mature on April 1, 2024. These interest rate swap contracts have also been designated as cash flow hedges and are expected to be highly effective.

Distributions

On April 23, 2020, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter 2020. As previously announced, the distribution will be paid on May 12, 2020 to all unitholders of record as of May 5, 2020. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Asset Exchange Transactions with Circle K

On December 17, 2018, CrossAmerica and Circle K announced an agreement to exchange assets in a series of transactions. During the first and second quarters 2020, the two entities completed three different asset exchanges that are outlined below:

•

On February 25, 2020, the closing of the third tranche of asset exchanges under the Asset Exchange Agreement occurred. In this Third Asset Exchange, Circle K transferred to the Partnership ten (all fee) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $11.0 million, and the Partnership transferred to Circle K the real property for five of the master lease properties having an aggregate value of approximately $10.3 million.

•

On April 7, 2020, the fourth exchange was completed and entailed Circle K transferring to the Partnership 13 (11 fee; 2 leased) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $13.1 million, and the Partnership transferred to Circle K the real property for seven of the master lease properties having an aggregate value of approximately $12.8 million.

•

On May 5, 2020, a fifth exchange between the two parties closed. In the fifth asset exchange, Circle K transferred to the Partnership 29 (22 fee; 7 leased) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $31.5 million, and the Partnership transferred to Circle K the real property for 13 of the master lease properties having an aggregate value of approximately $31.7 million.

Under the agreement, there are 24 Circle K properties and four CrossAmerica properties remaining to be exchanged. It is anticipated that the exchange will be completed in the second half of 2020.

CST Fuel Supply and National Wholesale Fuels (NWF) Exchange Transaction with Circle K

Effective March 25, 2020, pursuant to the terms of the previously announced agreement dated as of November 19, 2019 between the Partnership and Circle K, Circle K  transferred to the Partnership 33 owned and leased convenience store properties and certain assets (including fuel supply agreements) relating to such properties, as well as U.S. wholesale fuel supply contracts covering 333 additional sites, subject to certain adjustments, and, in exchange therefore, the Partnership transferred to Circle K all of the limited partnership units in CST Fuel Supply that were owned by the Partnership, which represent 17.5% of the outstanding units of CST Fuel Supply. Twelve properties and 49 dealer-owned, dealer-operated sites were removed from the exchange transaction prior to closing, and Circle K made an aggregate payment of approximately $13.4 million to CrossAmerica at closing in lieu of the removed properties.

Completion of Retail and Wholesale Acquisition

On January 15, 2020, CrossAmerica entered into an asset purchase agreement with the sellers, including certain entities affiliated with Joseph V. Topper, Jr. Pursuant to the Asset Purchase Agreement, on April 14, 2020, CrossAmerica completed the acquisition of the retail operations at 169 sites, wholesale fuel distribution to 110 sites, including 53 third-party wholesale dealer contracts, and leasehold interests in 62 sites.

The Asset Purchase Agreement provides for an aggregate consideration of $36 million, exclusive of inventory and in-store cash, with approximately $21 million paid in cash and 842,891 newly-issued common units valued at $15 million and calculated based on the volume weighted average trading price of $17.80 per common unit for the 20-day period ended on January 8, 2020, five business days prior to the announcement of the transaction. The 842,891 common units were issued to entities controlled by Joseph V. Topper, Jr. The cash portion of the purchase consideration is subject to customary post-closing adjustments pending satisfaction of conditions set forth in the Asset Purchase Agreement. The cash portion of the purchase price was financed with borrowings under CrossAmerica’s credit facility.

Divestment of Assets

During the first quarter 2020, CrossAmerica, as part of its ongoing real estate rationalization effort, divested a total of six properties, and received $5.0 million in connection with these sales.

Withdrawing Guidance

CrossAmerica Partners is withdrawing its full-year 2020 guidance in light of the current COVID-19 crisis given the uncertainty surrounding the duration and extent of its associated economic impact.

Conference Call

The Partnership will host a conference call on May 7, 2020 at 9:00 a.m. Eastern Time to discuss first quarter 2020 earnings results. The conference call numbers are 877-420-2982 or 847-619-6129 and the passcode for both is 5577665#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5577665#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,907	$1,780
Accounts receivable, net of allowances of $642 and $557, respectively	28,036	38,051
Accounts receivable from related parties	1,687	4,299
Motor fuel inventory	4,945	6,230
Assets held for sale	16,331	13,231
Other current assets	5,272	5,795
Total current assets	65,178	69,386
Property and equipment, net	574,584	565,916
Right-of-use assets, net	123,831	120,767
Intangible assets, net	79,331	44,996
Goodwill	88,764	88,764
Other assets	21,184	21,318
Total assets	$952,872	$911,147

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,515	$2,471
Current portion of operating lease obligations	25,127	23,485
Accounts payable	46,921	57,392
Accounts payable to related parties	999	431
Accrued expenses and other current liabilities	14,894	16,382
Motor fuel taxes payable	10,073	12,475
Total current liabilities	100,529	112,636
Debt and finance lease obligations, less current portion	526,981	534,859
Operating lease obligations, less current portion	104,007	100,057
Deferred tax liabilities, net	19,233	19,369
Asset retirement obligations	36,647	35,589
Other long-term liabilities	34,058	30,240
Total liabilities	821,455	832,750

Commitments and contingencies

Equity:
Common units—(37,023,114 and 34,494,441 units issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	132,214	78,397
Accumulated other comprehensive loss	(797)	—
Total equity	131,417	78,397
Total liabilities and equity	$952,872	$911,147

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating revenues(a)	$391,695	$471,786
Costs of sales(b)	355,966	434,709
Gross profit	35,729	37,077

Income from CST Fuel Supply equity interests	3,202	3,426
Operating expenses:
Operating expenses	10,723	15,353
General and administrative expenses	4,480	4,418
Depreciation, amortization and accretion expense	17,227	13,061
Total operating expenses	32,430	32,832
Gain (loss) on dispositions and lease terminations, net	70,931	(59)
Operating income	77,432	7,612
Other income, net	137	86
Interest expense	(5,540)	(7,337)
Income before income taxes	72,029	361
Income tax (benefit) expense	(32)	149
Net income	72,061	212
IDR distributions	(133)	(133)
Net income available to limited partners	$71,928	$79

Basic and diluted earnings per common unit	$2.00	$0.00

Weighted-average limited partner units:
Basic common units	35,994,972	34,444,113
Diluted common units	35,995,933	34,456,465

Supplemental information:
(a) Includes excise taxes of:	$14,937	$20,444
(a) Includes rent income of:	22,688	21,638
(b) Includes rent expense of:	6,920	6,659

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$72,061	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	17,227	13,061
Amortization of deferred financing costs	261	290
Credit loss expense	91	49
Deferred income taxes	(136)	(666)
Equity-based employee and director compensation expense	31	202
(Gain) loss on dispositions and lease terminations, net	(70,931)	59
Changes in operating assets and liabilities, net of acquisitions	(810)	(2,209)
Net cash provided by operating activities	17,794	10,998

Cash flows from investing activities:
Principal payments received on notes receivable	87	85
Proceeds from Circle K in connection with CST Fuel Supply Exchange	15,935	—
Proceeds from sale of assets	5,032	—
Capital expenditures	(5,382)	(7,078)
Net cash provided by (used) in investing activities	15,672	(6,993)

Cash flows from financing activities:
Borrowings under the revolving credit facility	19,000	31,834
Repayments on the revolving credit facility	(26,500)	(13,334)
Payments of long-term debt and finance lease obligations	(595)	(552)
Payment of deferred financing costs	—	(613)
Distributions paid on distribution equivalent rights	(1)	(16)
Distributions paid to holders of the IDRs	(133)	(133)
Distributions paid on common units	(18,110)	(18,083)
Net cash used in financing activities	(26,339)	(897)
Net increase in cash and cash equivalents	7,127	3,108
Cash and cash equivalents at beginning of period	1,780	3,191
Cash and cash equivalents at end of period	$8,907	$6,299

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2020	2019
Gross profit:
Motor fuel–third party	$13,040	$8,068
Motor fuel–intersegment and related party	6,853	6,702
Motor fuel gross profit	19,893	14,770
Rent gross profit	14,129	13,591
Other revenues	1,115	619
Total gross profit	35,137	28,980
Income from CST Fuel Supply equity interests(a)	3,202	3,426
Operating expenses	(9,074)	(8,118)
Adjusted EBITDA(b)	$29,265	$24,288
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	660	363
Lessee dealers(e)	685	502
Total motor fuel distribution–third party sites	1,345	865
Motor fuel–intersegment and related party
DMS (related party)(f)	55	82
Circle K(g)	23	43
Commission agents (Retail segment)(h)	202	172
Company operated retail sites (Retail segment)(i)	—	63
Total motor fuel distribution–intersegment and related party sites	280	360
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,048	863
Motor fuel-intersegment and related party distribution	258	363
Total motor fuel distribution sites	1,306	1,226
Volume of gallons distributed (in thousands)
Third party	177,497	151,397
Intersegment and related party	43,148	79,836
Total volume of gallons distributed	220,645	231,233

Wholesale margin per gallon	$0.090	$0.064

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of March 31, 2020 and 2019, CrossAmerica distributed motor fuel to 14 and 13 sub-wholesalers, respectively, who distributed to additional sites.
(d)

The increase in the independent dealer site count was primarily attributable to the 290 independent dealer contracts acquired in the CST Fuel Supply Exchange and the asset exchange with Circle K which resulted in 19 Circle K sites being converted to independent dealers.

(e)

The increase in the lessee dealer site count was primarily attributable to the 125 lessee dealer sites acquired in the asset exchange with Circle K, the dealerization of 46 company operated sites, the 18 lessee dealer sites acquired in the CST Fuel

Supply Exchange and converting sites operated by DMS to lessee dealer sites, partially offset by the divestiture of lower performing sites.
(f)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.
(g)	The decrease in the Circle K site count was primarily attributable to the asset exchange with Circle K, which resulted in 19 Circle K sites being converted to independent dealer sites.
(h)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(i)

The decrease in the company operated site count was primarily attributable to the first tranche of the asset exchange with Circle K as well as the dealerization of 46 company operated sites in the third quarter of 2019.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended March 31,
	2020	2019
Gross profit:
Motor fuel	$405	$1,544
Merchandise and services	—	4,911
Rent	1,639	1,388
Total gross profit	2,044	7,843
Operating expenses	(1,649)	(7,235)
Adjusted EBITDA(a)	$395	$608

Retail sites (end of period):
Commission agents(b)	202	172
Company operated retail sites(c)	—	63
Total system sites at the end of the period	202	235

Total system operating statistics:
Average retail fuel sites during the period	170	235
Motor fuel sales (gallons per site per day)	1,865	2,060
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.014	$0.035

Commission agents statistics:
Average retail fuel sites during the period	170	172
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.014	$0.016

Company operated retail site statistics:
Average retail fuel sites during the period	—	63
Motor fuel gross profit per gallon, net of credit card fees	$—	$0.080
Merchandise and services gross profit percentage, net of credit card fees	0.0%	24.5%

(a)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(b)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(c)

The decrease in the company operated site count was primarily attributable to the first tranche of the asset exchange with Circle K and the dealerization of 46 company operated sites in the third quarter of 2019.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2020	2019
Net income available to limited partners	$71,928	$79
Interest expense	5,540	7,337
Income tax (benefit) expense	(32)	149
Depreciation, amortization and accretion expense	17,227	13,061
EBITDA	94,663	20,626
Equity-based employee and director compensation expense	31	202
(Gain) loss on dispositions and lease terminations, net(a)	(70,931)	59
Acquisition-related costs(b)	1,521	558
Adjusted EBITDA	25,284	21,445
Cash interest expense	(5,279)	(7,047)
Sustaining capital expenditures(c)	(640)	(326)
Current income tax benefit (expense)(d)	1,074	(815)
Distributable Cash Flow	$20,439	$13,257
Weighted-average diluted common units	35,996	34,456
Distributions paid per limited partner unit(e)	$0.5250	$0.5250
Distribution Coverage Ratio(f)	1.08x	0.73x

(a)

During the three months ended March 31, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. In addition, the Partnership also recorded a gain of $1.8 million related to the sale of five CAPL properties as part of the Third Asset Exchange.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Excludes current income tax incurred on the sale of sites.
(e)

On April 23, 2020, the Board approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2020. The distribution is payable on May 12, 2020 to all unitholders of record on May 5, 2020.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA - Wholesale segment	$29,265	$24,288
Adjusted EBITDA - Retail segment	395	608
Adjusted EBITDA - Total segment	$29,660	$24,896
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(1,452)	254
General and administrative expenses	(4,480)	(4,418)
Other income, net	137	86
Equity-based employee and director compensation expense	31	202
Acquisition-related costs	1,521	558
IDR distributions	(133)	(133)
Consolidated Adjusted EBITDA	$25,284	$21,445

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 33 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.